Exhibit 99.1
April 4, 2023
Subject Line: Important Business Updates

Dear Explorers:
This morning I am announcing a difficult, but necessary, decision. NGM is undergoing a restructuring, which includes reducing the size of our NGM team by 75 of our friends and colleagues, or approximately one-third of our existing footprint. All functions are impacted by this restructuring – G&A, research and development. NGM remains an integrated research and development organization, focused on investing in our discovery engine to produce the next generation of new program candidates and development of our solid-tumor oncology portfolio to clinical proof-of-concept.
There is no good way to communicate the decision to all of you whose jobs are being eliminated. In an effort to minimize anxiety and waiting, all employees will receive an email shortly. For those whose roles are being eliminated, we will be reaching out to you individually as quickly as possible this morning to meet with you to share the details of your transition and separation package before providing you with more comprehensive written materials to begin to answer any questions you may have. For those of you whose roles are not being eliminated, you will receive an email reflecting that information.
I hope you all know this decision was taken with great deliberation and thought. While this is one of the most challenging decisions that we have had to make in NGM’s 15-year history, I recognize that the outcome of this decision will also be challenging for our departing colleagues. There will be a road of healing ahead, and to begin this journey with you all, I would like to share some information regarding how we got here.
How The Decision Was Reached
Raising capital has become increasingly difficult for companies in our industry over the last couple of years. In this regard, while we had hoped to be able to pursue a significant financing on the back of positive clinical data in 2022 following CATALINA, the clinical data we announced unfortunately did not support pursuing such a financing at that time.
As a result, and in light of our current strategy, we must take steps to reduce our operating expenses and extend our cash runway for long enough to put us in a position to generate meaningful clinical data from our solid tumor oncology product candidates while continuing to invest in our discovery efforts. Management, together with the Board of Directors, explored many avenues to see how we could achieve a cash runway extension of up to two years and ultimately determined that this restructuring was necessary and in the best interests of NGM at this time. Ongoing efforts to reduce our other operational expenses will not be sufficient on their own. And while our strategy continues to include seeking business development transactions for one or more of our programs, even if we were to succeed in securing a deal or deals this year, we believe a restructuring would still be necessary to arrive at a more sustainable cash burn rate. In other words, we came to this decision when we believed it was required to enable us to continue to invest in our critical discovery research work and advance our development programs with a narrowed focus on oncology to fulfill that mission for the benefit of patients. I understand how disappointing this is and I want to emphasize that I take full responsibility for leading us here today.
Our talented team at NGM is the foundation and the core of our company. This restructuring and the jobs eliminated today are not a reflection of you or your contributions to NGM. Each and every one of you, regardless of whether you’re departing or remaining, has had an invaluable impact on our organization, and I thank you for your commitment.
Founder Departure
In a separate but also impactful development, Jin-Long Chen, our founder and Chief Scientific Officer, has decided to move on from NGM after 15 years of dedicating his heart and soul to the company and its mission. While the timing of this restructuring makes the announcement of this departure even more jarring than it might otherwise be, in many ways, it is fitting. Over the past few years, Jin-Long has built a scientific leadership team more than capable of continuing our track record of innovation. With Jin-Long’s departure, I am pleased to announce that Dan Kaplan will be taking on the role of Chief Scientific Officer at a time when we are re-affirming our commitment to research at NGM. We will miss Jin-Long immeasurably and are grateful for all he has done for NGM.
Additional Information for Employees Departing in the Restructuring
I am committed to each of you being treated in a respectful manner during your transition. We are offering separation packages to departing employees which include a combination of continuation of salary and a severance payment covering at least three months and continued healthcare paid for by NGM through the end of July. We will also provide career transition support, including up to six months of prepaid support from a third-party outplacement service provider and compiling a resume book that NGM will share with a broad network of biotech companies.

Most importantly, I personally want to thank each of you for your service and contributions to NGM. The company would not be what it is today without your dedication and commitment to our culture and mission.
Additional Information for Go-Forward Employees
Please be patient this morning as we focus our time and attention on meeting with your colleagues whose positions have been eliminated. You will receive additional information from your team leader about a meeting this afternoon to talk more about these decisions, what it will mean for us going forward and to provide a chance for us to process this together. I will also hold an All-Hands meeting tomorrow morning at 9:00am PDT. If you have questions you would like to ensure are addressed at tomorrow’s All-Hands, there will be a link to submit questions in your invitation.
I understand that these next few weeks will be challenging—please be compassionate to those departing the company and take time to celebrate their contributions to NGM, science and the industry overall. And take the time that will inevitably be necessary to process this significant shift, reaching out to your colleagues, manager and the management team if that would be helpful.
I want to emphasize that we did not make this decision lightly, and only after determining that, for the long-term success of NGM and to make possible our dream of bringing medicines to patients, this restructuring is necessary at this time. I am profoundly saddened that NGM has arrived at this moment and for the effect the restructuring will have on each of you.
We will rebuild from here, but in the meantime, if you have any questions, please reach out to me, an EC member, or a member of the People Team.
Sincerely,
David